UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SONUS NETWORKS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing on May 12, 2015, the following communication will be sent to certain stockholders of Sonus Networks, Inc.

Dear [Stockholder],

By now you will have received our 2015 proxy and details regarding our annual proxy vote on June 11, 2015.  Summarized below are the proposals as well as key corporate governance and exec comp highlights (including recent enhancements made in response to shareholder feedback).   Should you have any questions or wish to provide any feedback, please reach out at your convenience.

Kind regards,

Patti Leahy

Vice President of Investor Relations

Sonus Networks

Briefly, the proposals in the Sonus Networks 2015 proxy include:

1.              Elect eleven nominees for director to hold office until the 2016 annual meeting of stockholders;

2.              Approve amendments to the Sonus Networks, Inc. 2007 Stock Incentive Plan, as amended;

3.              Ratify the appointment of Deloitte & Touche LLP to serve as Sonus Networks’ independent registered public accounting firm for the fiscal year ending December 31, 2015;

4.              Approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narratives contained in the accompanying Proxy Statement; and

5.              Transact any other business that may properly come before the meeting and any adjournments or postponements thereof.

Also summarized below are our corporate governance and exec compensation highlights, including enhancements we have recently made in response to shareholder feedback:

•                  Annual Election of Directors: Yes (no staggered board)

•                  Separate Chairman and CEO: Yes

•                  Number of Independent Directors: 10 out of 11 directors

•                  Independent Directors Meet without Management: Yes

•                  Average Director Attendance at Board and Committee Meetings: 98.58%

•                  Board Diversity (as to gender, ethnicity, experience and skills): Yes

•                  Annual Equity Grant to Non-Employee Directors: Yes

•                  Annual Board and Committee Self-Evaluations: Yes

•                  Annual Advisory Approval of Executive Compensation: Yes

•                  Disclosure Committee for Financial Reporting: Yes

•                  Review and Approval Policy for Related Party Transactions: Yes

•                  Code of Conduct for Non-Employee Directors: Yes

•                  Share ownership guidelines for our CEO, our other Section 16 reporting officers and our non-employee directors: Yes

Key Highlights of our 2014 Executive Compensation Program: Our Board was fiscally conservative and our executives demonstrated their belief that the Company’s equity value will grow:

•                  Despite achievement that would have resulted in a cash bonus payout of 127% based on the fixed metrics adopted last year, our Compensation Committee exercised its discretion in light of overall financial performance to reduce this amount to approximately 105%.

•                  With the exception of his base salary increase in September 2014, our CEO elected to receive 100% of his salary in restricted shares of common stock that were subject to forfeiture until they vested on December 31, 2014, and our named executive officers (“NEOs”) and nearly all of our senior managers elected to receive their annual cash bonuses in the form of common stock in lieu of cash, with a mandatory one-year holding period, further aligning them with the long-term interests of other stockholders.

Key Highlights of our 2015 Executive Compensation Program to Date:

•                  We added performance-based awards to our equity incentive compensation mix for the first time since March 2012.  These performance-based awards constitute a meaningful portion of the long-term equity incentive compensation for our Chief Executive Officer and his direct reports.

•                  Our Compensation Committee established metrics for 2015 bonuses that continue to reward growth in net income, added a revenue growth metric, and ascribed a percentage weighting to each of 60% and 40%, respectively.

•                  Our NEOs again elected to receive their annual cash bonuses in the form of common stock in lieu of cash, meaning that they will have elected to receive their annual cash bonuses in the form of common stock for three straight years.

Stockholder Concerns Addressed: In response to feedback from our stockholders, including the passing vote we received on Say-on-Pay at our 2014 annual meeting of stockholders, and to demonstrate our commitment to strong corporate governance standards, since our 2014 annual meeting of stockholders we have taken the following actions, among others:

•                  Confirmed specific financial metrics for our cash bonus plans;

•                  Added performance shares to our equity incentive compensation mix;

•                  Instituted share ownership guidelines for our CEO, our other Section 16 reporting officers and our Board;

•                  Adopted a formal clawback policy with respect to our executive incentive compensation; and

•                  Eliminated the poison pill, which had been in effect since 2008.